Exhibit 99.1
Kodak Prices Private Placement of $500 Million Senior Secured Notes
ROCHESTER, N.Y., Feb. 24 — Eastman Kodak Company (NYSE: EK) today announced the pricing of a private placement of $500 million aggregate principal amount of 9.75% senior secured notes due 2018. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
     Kodak’s obligations under the notes will be fully and unconditionally guaranteed on a senior secured basis by each of Kodak’s existing and future direct or indirect wholly-owned domestic subsidiaries, subject to certain exceptions, and will be secured by a second-priority lien on substantially all domestic assets of the issuer and guarantors, subject to certain exceptions.
     Kodak intends to use the net proceeds from the offering to repurchase all $300 million aggregate principal amount of its 10.50% Senior Notes due 2017 and to repurchase $200 million aggregate principal amount of its 7.25% Senior Notes due 2013 through a tender offer.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
Contact:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com